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Exhibit 10.14

EMPLOYMENT AGREEMENT

AGREEMENT made February 27, 2007, among TravelCenters of America LLC, a Delaware limited liability company (the "Company"), TravelCenters of America Holding Company LLC (successor to TravelCenters of America, Inc., "Holding"), TA Operating LLC (successor to TA Operating Corporation, "Operating" and together with Holding, "Employers") and James W. George ("George").

RECITAL

George and the Employers, each a subsidiary of the Company, are parties to an Employment Agreement dated January 1, 2000 (as amended by Amendment No.1 dated May 26, 2000, the "Employment Agreement"). George and the Employers desire to terminate the Employment Agreement. George desires to be relieved of his responsibilities as an executive officer of the Company and of the Employers. George and the Employers desire that George continue his full time employment for a further six months and thereafter, the Employers and the Company desire to retain the benefit of George's business experience for twelve months. The Employers and the Company desire to be assured that George will not compete with the Company or its subsidiaries during his continued employment and for a period of thirty months thereafter.

        NOW, THEREFORE, the parties covenant and agree as follows:

        Section 1.    Employment Agreement.    Effective the date of this Agreement, the Employment Agreement, and all rights and obligations of each of George and the Employers thereunder, are terminated, without recourse of either the Employers or George to the other thereunder and the termination shall constitute a complete release, the intent of George and the Employers being to substitute this Agreement therefor.

        Section 2.    Resignation.    By execution of this Agreement, George hereby resigns as Executive Vice President, Chief Financial Officer and Secretary of the Company and as Executive Vice President and Chief Financial Officer and Secretary of each of the Company's subsidiaries, effective February 27, 2007.

        Section 3.    Duties.    From the date of this Agreement through August 31, 2007 (the "Employment Period"), George will serve as a member of the "Office of the Chairman" of the Company formed by the Company's Board of Directors (the other members of which are Barry M. Portnoy, Thomas M. O'Brien, John R. Hoadley and James W. George) and will continue to devote his full working time and energies to the business and affairs of the Company and its subsidiaries (the "Employment Period"). During the Employment Period George shall have such duties and perform such tasks associated with transitioning his responsibilities to the newly elected President and Chief Executive Officer of the Company and such other duties and tasks for the Company and its subsidiaries as are reasonably assigned to him from time to time by either of the Company's Managing Directors. After the expiration of the Employment Period, for a period of twelve months (the "Extended Period"), George will make himself reasonably available to the Managing Directors of the Company to discuss specific projects and to answer questions about the Company's business and affairs, principally by telephone, but at the request of the Company, at the offices of the Company, those of its outside legal counsel or at such other places as reasonably requested in connection with any litigation involving the Company and its subsidiaries. During the Extended Period George shall, at the Company's request, travel to the extent reasonably necessary to fulfill his obligations under this Agreement. George will be given reasonable advance notice of the Company's need for his services if travel is required.

        Section 4.    Compensation.    During the Employment Period, George will continue to receive his Base Salary (defined in the Employment Agreement) in effect as of the date of this Agreement and all Additional Benefits described in Sections 4.1 through 4.3 of the Employment Agreement. At the expiration of the Employment Period, the Employers will provide separate written notification of George's rights under COBRA to continue participation in the Employers' group health plan and George's eligibility to participate in any of the Employers' other benefit plans or to receive any Additional Benefits described in Sections 4.1 through 4.3 of the Employment Agreement will end at the expiration of the Employment Period provided that if George (and/or his spouse and/or dependents) properly elect continued medical COBRA coverage, the Employers and George (and/or his spouse and/or dependents) shall each pay their same portions of the premiums for such medical coverage as if George had remained in the employ of the Employers provided the obligation of the Employers under this sentence shall cease on August 31, 2011, thereafter, if continued medical coverage is available under the Employers' group health plans without additional cost to the Employers, George (and/or his spouse and/or dependents) may continue to participate so long as each pays the full premium for such medical coverage.. On August 31, 2007, in consideration of his services to be provided during the Extended Period and his Covenants in Section 6, the Employers will pay George, $2,126,700 (which is agreed to be an aggregate amount equal to 2.5 times Base Salary (of $450,000) plus 3 times the Target Bonus (defined in the Employment Agreement) (of $337,500) each as in effect on the date of this Agreement, less an aggregate amount equal to $10,800). On December 31, 2007, Holding will pay George $225,000 in full satisfaction of Holding's obligations to George under that certain letter agreement between George and Holding dated July 28, 2006. All payments to George under this Agreement shall be reduced by withholdings required by law. During the Extended Period, George will not receive additional compensation, but will be reimbursed for expenses as provided in Section 5.

        Section 5.    Expenses.    George shall be entitled to be reimbursed for travel expenses (e.g., fares, meals and hotel charges) incurred while traveling on the Company's behalf in connection with the performance of services during the Extended Period, all upon receipt of vouchers therefor in accordance with such procedures as are applicable to the Company's employees generally.

        Section 6.    Covenants.    George acknowledges that (i) the Company and its subsidiaries are engaged in the business of operating a travel center and truckstop network, with facilities that provide motor fuel pumping along with one or more of the following services: truck care and repair services, fast food restaurants, a full-service restaurant, a convenience store, showers, laundry facilities, telephones, recreation rooms, truck weighing scales and other compatible business services approved by the Company (the "Business"); (ii) George is one of the limited number of persons who developed the Business; (iii) such Business is conducted nationally and in the province of Ontario; (iv) George's work for the Business has given him, and will continue to give him, trade secrets of, and confidential and/or proprietary information concerning, the Business; (v) George acknowledges that George's knowledge of such trade secrets and of, and confidential information concerning, the Business would be of significant assistance and value to any "TA Truck-Stop Competitor," which, for purposes of this Section 6, shall mean Petro Stopping Centers, Flying J, AMBEST, PTP, Sapp Bros., Giant, All American, Bosselman's, Texaco/Equilon, Pilot, Love's, Little America, Total, Coastal, Fuel Mart, Willco-Hess and any other chain or network of national or regional "travel centers" or "truck stops" as such term are generally understood in the trucking industry, including any affiliates or successors to any of the foregoing; and (vi) the agreements and covenants contained in this Section 6 are essential to protect the Business and the goodwill associated with it. Accordingly, George covenants and agrees as follows:

        (a)    Non-Compete.    From the date hereof through February 28, 2010, George shall not, in the continental United States of America and Canada, directly or indirectly, (x) enter the employ of or render any services to any TA Truck-Stop Competitor, or (y) have an interest in any TA Truck-Stop Competitor, whether such interest is direct or indirect, and including any interest as a partner, shareholder, trustee, consultant, officer or similarly situated person; provided, however, that in any case, George may own solely as an investment, securities of any TA Truck-Stop Competitor that are publicly traded if George (i) is not a controlling person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person. After February 28, 2010, George shall be free to engage in any lawful business activities, including activities for or related to a TA Truck-Stop Competitor. The covenant contained in this Section 6(a) shall survive any termination of this Agreement.

        (b)    Confidential Information.    During the Employment Period, the Extended Period, and at any time thereafter, George shall not (i) disclose to any person not employed by the Company or a subsidiary, or not engaged to render services to the Company or a subsidiary or (ii) use for the benefit of himself or others, any confidential information of the Company, any of the Company's subsidiaries or of the Business obtained by him, including, without limitation, "know-how," trade secrets, details of customers', suppliers', manufacturers' or distributors' contracts with the Company or any of the Company's subsidiaries, pricing policies, financial data, operational methods, marketing and sales information, marketing plans or strategies, product development techniques or plans, plans to enter into any contract with any person or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of the Company, the Company's subsidiaries or of the Business or the business of any of the Company's Subsidiaries; provided, however, that this provision shall not preclude George from (a) making any disclosure required by law or court order or (b) using or disclosing information (i) known generally to the public (other than information known generally to the public as a result of a violation of this Section 6(b) by George), (ii) acquired by George independently of his affiliation with the Company or any of the Company's Subsidiaries, or (iii) of a general nature (that is, not related specifically to the Business) that ordinarily would be learned, developed or obtained by individuals similarly active and/or employed in similar capacities by other companies in the same Business as the Company or any of the Company's subsidiaries. George agrees that all confidential information of the Company or any of the Company's Subsidiaries shall remain the Company's or the Company's subsidiaries, as the case may be, promptly upon the termination of George's employment with the Company or at any other time on request. The covenants contained in this Section 6(b) shall survive any termination of this Agreement.

        (c)    Nonsolicitation by Restricted Persons.    From the date hereof through February 28, 2010, George shall not, directly or indirectly, (a) solicit any employee to leave the employment of the Company or the employment of any of the Company's subsidiaries or (b) hire any employee who has left the employ of the Company or the employ of any of the Company's subsidiaries, other than Timothy L. Doane, within six (6) months after termination of such employee's employment with the Company or such employee's employment with any of the Company's subsidiaries, as the case may be (unless such employee was discharged by the Company without cause). The covenants contained in this Section 6(c) shall survive any termination of this Agreement.

        (d)    Cooperation.    From and after the date hereof, George shall cooperate with the Company and its subsidiaries with respect to all matters arising during or related to his employment, including all matters (formal or informal) in connection with any government investigation, internal Company investigation, litigation (potential or ongoing), regulatory or other proceeding which may have arisen or which may hereafter arise. The Company will reimburse George for all out-of -pocket expenses (not including lost time or opportunity), and will provide appropriate legal representation in a manner determined by the Company and reasonably acceptable to George.

        Section 7.    Rights and Remedies upon Breach of Covenants.

        (a)   If George breaches, or threatens to commit a breach of, any of the provision of Section 6 (the "Restrictive Covenants"), the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company, that such injury shall be presumed and need not be proven, and that money damages will not provide an adequate remedy to the Company. Such rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

        (b)   George acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect to the greatest extent possible, without regard to the invalid portions.

        (c)   If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall be enforceable and shall be enforced to the greatest extent possible.

        (d)   The provisions of this Section 7 shall survive any termination of this Agreement.

        Section 8.    Assignment.    In the event that the Company shall be merged with, or consolidated into, any other person or entity, or in the event that it shall sell and transfer substantially all of its assets to another person or entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, the person or entity resulting from such merger or consolidation, or to which the Company's assets shall be sold and transferred. This Agreement shall not be assignable by George.

        Section 9.    Governing Law.    This Agreement will be governed by the laws of State of Ohio without regard to conflicts of laws principles that might lead to the application of the laws of another jurisdiction.

        Section 10.    Jurisdiction: Service of Process.    Except as otherwise provided in Section 15, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the state courts of Ohio or in the United States District Court in Cleveland, Ohio and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

        Section 11.    Hold Harmless and Indemnity.    Holding will indemnify and hold harmless George as provided in Section 6.07 of the Agreement and Plan of Merger among TravelCenters of America, Inc., Hospitality Properties Trust, HPT TA Merger Sub Inc. and Oak Hill Capital Partners, L.P. dated September 15, 2006 and acknowledges he is a "Covered Party" as defined therein. The Company and the Employers will indemnify and hold harmless George in connection with matters arising out of his having been an officer of the Company, the Employers or any of their subsidiaries as provided their respective limited liability company agreements as in effect on the date hereof; additionally George has been designated an "Indemnitee" under the Company's limited liability company agreement with respect to matters arising out of his services under this Agreement. If the Internal Revenue Service assesses interest and an additional tax under Section 409A(1)(B) of the Internal Revenue Code of 1986, as amended, with respect to amounts paid under Section 4 of this Agreement, the Employers will pay George an amount equal to 125% of the interest and additional tax assessed. If George appeals the assessment and is successful, he shall promptly repay the 409A Payment, less any taxes paid as a result of the 409A Payment, to the Employers.

        Section 12.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, but in proving this Agreement, it shall not be necessary to produce more than one of such counterparts.

        Section 13.    Section Headings Construction.    The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        Section 14.    Notices.    All notices, consents, waivers, and other communications under this Agreement shall be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by electronic media (with a copy sent by nationally recognized overnight delivery service) or (c) when sent by nationally recognized overnight delivery service, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

George:	32360 Brandon Place Avon Lakes, OH 44012 Email: george.jim@tatravelcenters.com
with a copy to:	John Wirtshafter, Esq. McDonald Hopkins LLC 600 Superior Avenue E., Suite 2100 Cleveland, OH 44114
Company:	TravelCenters of America LLC 24601 Center Ridge Road, Suite 200 Westlake, OH 44147 Attention: President Email: tobrien@reitmr.com
with a copy to:	Jennifer B. Clark, Esq. Reit Management & Research 400 Centre Street Newton, MA 02458 Email: jclark@reitmr.com

        Notice to the Company will constitute notice to the Employers.

        Section 15.    Arbitration.    Notwithstanding Section 10, if requested in writing by either George or the Company, any claim or controversy arising out of or relating to the interpretation, construction and performance of this Agreement, or any alleged breach hereof, shall be finally resolved by arbitration conducted in accordance with such rules as may be agreed upon by the parties within thirty (30) days following written notice by either party to the other identifying the issue in dispute and the position of the party giving notice, or failing to achieve such agreement, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Any award rendered in connection with the foregoing arbitration shall be in writing and shall be final and binding upon the parties, and judgment upon any such award may be entered and enforced in any court of competent jurisdiction in accordance with the Federal Arbitration Act. The forum for such arbitration shall be in Cleveland, Ohio and the governing law shall be the laws of the State of Ohio without giving effect to conflict of laws provisions. Notwithstanding any provision in this Section 15 to the contrary the Company shall have the right and power to seek and obtain equitable relief in accordance with Section 7.

        Section 16.    Entire Agreement.    This Agreement constitutes the entire agreement between Company and George with respect to the subject matter and supersedes all prior written and oral agreements and understandings between Company and George with respect thereto. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

        EXECUTED under seal as of the date first above written.

TravelCenters of America LLC
By:	/s/ JOHN R. HOADLEY John R. Hoadley, Executive Vice President
TravelCenters of America Holding Company LLC
By:	/s/ JOHN R. HOADLEY John R. Hoadley, Executive Vice President
TA Operating LLC
By:	/s/ JOHN R. HOADLEY John R. Hoadley, Executive Vice President
/s/ JAMES W. GEORGE James W. George

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  Exhibit 10.14